EXHIBIT 10.2
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                     BONNEVILLE INTERNATIONAL CORPORATION
                          BONNEVILLE HOLDING COMPANY

                                  May 5, 2006


Emmis Radio, LLC
Emmis Radio License, LLC
One Emmis Plaza
40 Monument Circle, Suite 700
Indianapolis, IN  46204

         Re:      KKFR-FM, Phoenix, Arizona ("Station")

Dear Sirs:

         The purpose of this letter agreement is to set forth, on behalf of Bonneville Holding Company ("BHC") and Bonneville International Corporation ("BIC" and together with BHC, "Bonneville"), the terms under which Bonneville will purchase substantially all the assets of the Station (the "Sale Assets") from Emmis Radio, LLC ("Emmis Radio") and Emmis Radio License, LLC ("Emmis License" and together with Emmis Radio, "Emmis") for a purchase price of $77,500,000 (the "Transaction").

1.       DEFINITIVE AGREEMENT

         Following execution of this letter agreement, Bonneville and Emmis will proceed expeditiously and in good faith to complete and execute, ideally no later than 21 days after the later of the filing of the license assignment applications with the FCC and Bonneville's completion of reasonable due diligence, an Asset Purchase Agreement regarding the sale and purchase of the Sale Assets (the "Asset Purchase Agreement").

2.       REGULATORY APPROVALS

         Bonneville and Emmis will each proceed expeditiously to prepare and file the appropriate license assignment applications with the Federal Communications Commission ("FCC") on or before May 18, 2006, and the necessary notification under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 ("HSR") with the Federal Trade Commission on or before May 31, 2006. Such filings will include copies of this fully executed letter agreement. The regulatory fees for the HSR and FCC filings will be shared equally between Bonneville and Emmis.

3.       ASSET PURCHASE AGREEMENT

         (a) GENERAL TERMS. Pursuant to the terms of the definitive Asset Purchase Agreement, Bonneville will (i) acquire the Sale Assets, which will consist of substantially all the

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assets  (including,  but not limited to, contractual and other rights) used in the operation of the Station, and (ii) assume certain liabilities arising from the operation of the Station. The FCC licenses associated with the Station will be transferred by Emmis License to BHC.

         The Sale Assets will be transferred free and clear of all liens, claims and encumbrances of every kind (other than customary permitted encumbrances). The terms and conditions of the Asset Purchase Agreement, including but not limited to representations and warranties and trade and barter limitations (adjusted pro rata), will be substantially similar to those relating to the Emmis Assets under and as defined in the Asset Exchange Agreement between Bonneville and Emmis, dated January 14, 2005 (the "Asset Exchange Agreement"), except as otherwise negotiated to address the differences in this Transaction from the transaction under the Asset Exchange Agreement and subject to the results of Bonneville's due diligence under
Section 5.

         (b) SALE ASSETS. Subject to SECTION 4, the Sale Assets will include all of the assets used or held for use in the operation of the Station, including without limitation:

                  (i)      all   of   the   licenses,    permits   and   other
         authorizations   issued  for  the   Station  by  the  FCC  and  other
         authorities (the "Station Permits");

                  (ii) all transmitter equipment and transmission lines, antenna and other broadcast equipment, rolling stock, materials and supplies, inventories, spare parts, office furniture and equipment, computer hardware and software and other tangible personal property and the Station-related information contained thereon (including such information on any personal computers that are excluded assets hereunder), including all promotional, sales, marketing and format-specific programming materials, supplies, inventories, and property used or held for use in the operation of the Station;

                  (iii) all contracts, leases, agreements, commitments and other arrangements principally used or held for use in the operation of the Station that are either (A) identified in the Asset Purchase Agreement or (B) subsequently entered into, and identified to Bonneville, prior to closing in compliance with the Asset Purchase Agreement, including, without limitation, antenna leases and tower site occupancy and use rights (the "Station Contracts");

                  (iv)     all rights in and to trademarks,  trade names,  and
         service marks, including registrations and applications for registration of any of them, privileges, trade secrets, call signs and other similar intangible property and interests principally relating to the Station;

                  (v) all intellectual property, content and other rights principally used in the operation of the Station's Internet and on-line activities, including, without limitation, station-related e-mail addresses, websites, Internet addresses and domain names; and

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                  (vi)     all books, records,  accounts,  files, logs, plans,
         and drawings and other information principally pertaining to or used or held for use in the operation of the Station.

         (c) EXCLUDED ASSETS. The Sale Assets will not include (i) cash, cash equivalents, accounts receivable, securities, investments, deposits, prepayments or refunds of taxes for periods prior to the closing of the Asset Purchase Agreement, (ii) the Station's studio and office lease, (iii) employee benefit plans, (iv) insurance contracts, proceeds or claims, (v) certain financial, accounting and management information software and related contractual rights, (vi) the right to use the Emmis logo, the "Emmis" mark or any mark containing the word "Emmis", (vii) the Station's traffic and automation systems, including the related computer hardware and software;
(viii) all personal computers except those principally used by Station employees hired by Bonneville, (ix) all Microsoft software licenses, (x) any tangible personal property not located in the Phoenix, Arizona metropolitan area, and (xi) all rights, claims and records relating to such excluded assets.

         (d) ASSUMED LIABILITIES. Subject to the provisions of SECTION 5, BIC will assume all liabilities under the Station Contracts and Station Permits (other than the FCC licenses), to the extent such liabilities arise during and relate to any period following the closing of the Asset Purchase Agreement. BHC will assume the liabilities under the FCC licenses assigned and transferred to BHC to the extent such liabilities arise during and relate to any period after the closing of the Asset Purchase Agreement.

         (e) EXCLUDED LIABILITIES. Subject to SECTION 4, Bonneville will not assume any of Emmis' obligations or liabilities relating to the Station except those expressly assumed under the Asset Purchase Agreement. Without limiting the foregoing and subject to SECTION 4, Bonneville will not assume any liabilities relating to or arising from or under (i) any Station activities prior to the closing of the Asset Purchase Agreement, (ii) the Station's studio and office lease, (iii) any advertising, barter or other agreements with or related to casinos, casino operations or lotteries, (iv) the termination of any employees or other personal service providers, or (v) the breach of any contract by reason of its assignment by Emmis to BIC without a required consent, or any other breach or default by Emmis under any contract prior to the closing of the Asset Purchase Agreement.

         (f) INDEMNIFICATION. The Asset Purchase Agreement will contain indemnification covenants substantially similar in scope and substance as the indemnification covenants contained in the Asset Exchange Agreement for Emmis as a transferor (I.E., seller) and for Bonneville as a transferee (I.E., buyer); provided, however, that such indemnification will apply once the aggregate amount of indemnity claims exceeds $200,000, and then only to the extent such claims exceed $100,000, and subject to a cap of $10,000,000, except that claims relating to: (i) environmental conditions, (ii) proration adjustments of revenue and expenses, (iii) liabilities not assumed, (iv) noncompliance with applicable bulk sales requirements, (v) taxes owed by the other party or constituting a lien on the Sale Assets, or (vi) liabilities expressly assumed, will not

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be counted for purposes of such  thresholds  or cap.  Claims for breach of any representation or warranty must be brought within 18 months following closing of the Asset Purchase Agreement.

         (g) PRORATIONS. As of 12:01 a.m. local time on the closing date of the Asset Purchase Agreement, all operating income (as defined by generally accepted accounting principles ("GAAP") but excluding depreciation of property, plant and equipment, amortization of definite-lived intangibles, and impairment charges, if any, relating to goodwill and FCC licenses) relating to the Station will be prorated between BIC and Emmis in accordance with GAAP. Such prorations will be based upon the principle that the seller is entitled to all operating revenue earned and is responsible for operating expenses accruing in connection with the Station's operations, assigned contracts and transferred employees prior to the closing date; and the buyer is entitled to such operating revenue earned, and is responsible for such operating expenses (but excluding depreciation of property, plant and equipment, amortization of definite-lived intangibles, impairment charges, if any, relating to goodwill and FCC licenses, and obligations related to transferred employees), accruing, on and after the closing date. The parties will identify such prorations in accordance with the procedure and within the time period, and pay to the appropriate party any proration amounts due and owing on or before the date, provided in the Asset Purchase Agreement. Such prorations will include, without limitation, (i) any security deposits made under real property leases included in the Sale Assets, and (ii) any FCC annual regulatory fees relating to the Station.

         (h)      EMPLOYEES AND EMPLOYMENT BENEFITS.

                  (i) Except for those four employees designated by Emmis as retained employees in the Asset Purchase Agreement, BIC will be entitled, but not obligated, to offer employment to any employees (or personal service providers) of the Station effective as of the closing date, and as reasonably requested by BIC, Emmis Radio will cooperate with BIC in its efforts to hire any such employees. Those employees of the Station who accept such offer are referred to in this letter agreement as the "transferred employees."

                  (ii) Emmis Radio will be responsible for severance, COBRA and other obligations (including WARN notice, if applicable) upon termination of Station employees (or other personal service providers), and indemnify Bonneville against any claims related thereto. The parties agree to cooperate in good faith to avoid duplication of employee payments and benefits and to coordinate the most efficient transfer of such employees.

                  (iii) No provisions of this letter agreement will create any third party beneficiary rights of any employee or former employee of Emmis Radio (including any beneficiary or dependent of any such employee) in respect of continued employment (or resumed employment) with BIC or Emmis Radio or in respect of any other matter.

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         (i)      TERMINATION.    In   addition   to   customary   termination
provisions, the Asset Purchase Agreement will terminate if the Transaction does not close on or before one year after the execution date of the Asset Purchase Agreement.

4.       RESALE OF FORMAT

         (a) Emmis acknowledges that Bonneville may not wish to continue operating the Station after closing in its current on-air format (the "Current Format") Accordingly, Emmis agrees to cooperate as reasonably requested by Bonneville in facilitating Bonneville's resale of certain of the Sale Assets selected by Bonneville related to the Current Format (such as the Station's call letters, slogans, programming and other intellectual property related to the Current Format, the Station's music library related to the Current Format, and the advertising, content, programming and other Station contracts and relationships related to the Current Format, but excluding any FCC licenses), provided that (i) closing of the resale occurs on or after, but not prior to, closing of the sale of the Sale Assets to Bonneville, (ii) the resale does not delay or interfere with closing of the Transaction, and (iii) Emmis will not be required to enter into any agreement with, or consent to Bonneville's assignment of any of its rights under the Asset Purchase Agreement to, the third-party purchaser. Bonneville's ability to resell any of the Sale Assets to a third party will not be a condition to its obligation to close the Transaction under the Asset Purchase Agreement.

         (b) Emmis agrees that the Asset Purchase Agreement will permit Bonneville (without further consideration) to elect, by giving written notice to Emmis no later than three business days prior to closing of the Transaction, that the Station's studio and office lease be included as a Sale Asset and assumed by Bonneville as a Station Contract as provided in SECTION 3(D).

5.       DUE DILIGENCE

         (a) Immediately following the public announcement of the Transaction, Emmis will provide Bonneville with full access to all financial, operating, legal and other reasonably requested information and documents relating to the Station and its assets and liabilities, as well as reasonable access to the management and personnel of the Station. Bonneville's satisfaction with its due diligence investigation will not be a condition to closing of the Asset Purchase Agreement. Instead, to the extent a dispute arises regarding the treatment of any asset or liability of the Station, the following resolution mechanism will apply during the period prior to the execution of the Asset Purchase Agreement: (i) such dispute will first be referred for resolution to David Redd (Bonneville's representative) and Scott Enright (Emmis' representative); (ii) if the foregoing representatives are unable to resolve the dispute within 10 business days, the dispute will be referred for resolution to the parties' respective Chief Executive Officers; and (iii) if the parties' Chief Executive Officers are unable to resolve the dispute within 20 business days, the dispute will be settled by arbitration administered by the American Arbitration Association ("AAA"). The venue of the arbitration will be in Chicago, Illinois; there will be three arbitrators selected by the AAA; the arbitration will be conducted under the Commercial Arbitration Rules of the AAA; and the decision or award of the arbitrators will be final and binding upon the

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parties and may be enforced in any court  having  jurisdiction  over the party against whom enforcement is sought.

         (b) Emmis acknowledges that Bonneville has received limited due diligence materials with respect to this Transaction. Upon the reasonable request of Bonneville, Emmis will cooperate with Bonneville with respect to any new facts or information that Bonneville receives and consider with Bonneville appropriate treatment of such new information in the Asset Purchase Agreement. In particular, Emmis agrees to cooperate with Bonneville in identifying, minimizing or reducing, to the extent possible, Bonneville's obligations under those Station Contracts which are unreasonably burdensome or otherwise beyond the scope of those agreements typically entered into in the ordinary course of business.

6.       EXCLUSIVITY

         In consideration of the effort and expense to be incurred by Bonneville between the date of this letter agreement and the date of the execution by the parties of the Asset Purchase Agreement, Emmis agrees that, prior to July 1, 2006, Emmis will not, directly or indirectly, solicit, encourage or consider alternative offers for the sale of all or part of the Sale Assets. During this period, Emmis agrees to use its good faith efforts to disclose promptly to Bonneville any inquiries that it receives for the Station.

7.       NON-DISCLOSURE

         Each party acknowledges that it will be bound by the provisions of the Confidentiality Agreement (the "Confidentiality Agreement") among the parties dated as of April 25, 2006, and that the Confidentiality Agreement is intended to protect the information exchanged by the parties pursuant to this letter agreement and continued negotiation of the Transaction. The parties anticipate the Transaction will be announced in separate press releases approved by both BIC and Emmis. Such press releases will not be distributed, and no other disclosure of the Transaction to non-management Station employees will made, prior to May 8, 2006. Except as required by law or otherwise agreed to by Bonneville and Emmis, the parties will not make any further public disclosures regarding this letter agreement or the Transaction that contains information other than that included in the press releases. Emmis agrees to cooperate as reasonably requested by Bonneville in managing Emmis' disclosures to the Station's management and employees in an effort to facilitate retention of Station employees and on-air talent whom Bonneville desires to hire or retain effective as of closing of the Asset Purchase Agreement.

8.       GENERAL PROVISIONS

         (a) TERMINATION. This letter agreement will terminate upon the execution of the Asset Purchase Agreement. It may also be earlier terminated by (i) either Emmis or Bonneville if the Asset Purchase Agreement is not executed on or before July 1, 2006; (ii) by Bonneville if there is a material adverse change in the business or operations of the Station after the date of this letter

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agreement;  or (iii) by  Bonneville  upon written  notice if for any reason in
connection  with  this  letter  agreement,   any  definitive   agreement,   or
consummation of the transaction contemplated by either such agreement, Bonneville would be required to disclose financial information regarding the Corporation of the President of The Church of Jesus Christ of Latter-Day Saints or any subsidiary or affiliate thereof (other than Bonneville) to any third party. Upon termination, all rights and obligations of the parties will terminate without any liability of any party to any other party (except for
any  liability  of  any  party  then  in  breach),   provided,   however,  the
non-solicitation  and non-disclosure  obligations between the parties and this
SECTION 7 will survive such termination.

         (b) ENTIRE AGREEMENT. This letter agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of such documents. Any prior written or oral negotiations, correspondence, or understandings relating to such subject matter are superseded by this letter agreement and the Confidentiality Agreement and will have no force or effect. Except as otherwise provided in this letter agreement, its terms may be amended or modified only by a writing executed by all of the parties.

         (c) EXPENSES. Except as otherwise provided in this letter agreement, the parties will each pay their own expenses and fees incurred in connection with Transaction, including all legal and accounting fees and expenses, whether or not the Transaction is consummated.

         (d) ATTORNEYS' FEES. In the event any legal proceedings are brought by a party to resolve a dispute under this letter agreement, the party prevailing in such legal proceedings will be entitled to recover its reasonable attorneys' fees and costs in such action.

         (e) GOVERNING LAW; BINDING EFFECT. This letter agreement will be governed by the substantive laws (and not the laws of conflict) of the State of Arizona. This letter agreement may be executed in any number of counterparts, and by any party on separate counterparts, each of which will constitute an original, and all of which together will constitute one and the same document. An executed counterpart of this letter agreement faxed, or scanned and emailed, by a party to another party will constitute delivery by the sending party to the recipient party, may be treated by the recipient party as an original, and will be admissible as evidence of such executed and delivered counterpart.

         (f) REFERENCES. All references in this letter agreement to sections are to sections contained in this letter agreement unless a different document is expressly specified.


                           [signature page follows]


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         We believe this letter agreement sets forth an appropriate basis for proceeding forward. If you concur, please execute and return it to Bonneville.

                                         Very truly yours,

                                         BONNEVILLE INTERNATIONAL CORPORATION


                                         By:
                                             --------------------------------


                                         BONNEVILLE HOLDING COMPANY


                                         By:
                                             --------------------------------


ACCEPTED AND AGREED TO:

EMMIS RADIO, LLC
EMMIS RADIO LICENSE, LLC

By Emmis Operating Company, Manager


   By:
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